Exhibit 99.1

Verrica Pharmaceuticals Announces Amendment to Collaboration and License Agreement with Torii Pharmaceutical to Launch Global Pivotal Phase 3 Clinical Trial to Study YCANTH® for the Treatment of Common Warts

– Verrica to receive a $8 million milestone payment for initiation of the global study in July 2025, ahead of previous schedule –

– Verrica to receive a $10 million milestone payment from Torii in cash upon the approval of YCANTH® (TO-208 in Japan) for molluscum contagiosum in Japan; approval decision expected by the end of 2025 –

– Torii to fund the first $40 million of out-of-pocket costs for the global study, representing approximately 90% of the current clinical budget –

– Common warts affects approximately 22 million patients in the United States alone, and there are no FDA approved prescription therapies for this multi-billion dollar addressable market –

– Company expects to dose first patient in the Phase 3 trial in the United States in the fourth quarter of 2025 –

– Verrica to maintain ownership of global rights to YCANTH for all indications in all territories outside of Japan –

WEST CHESTER, PA – July 1, 2025 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing and selling medications for skin diseases requiring medical interventions, today announced that it has entered into the second amendment to its existing Collaboration and Licensing Agreement with Torii Pharmaceutical Co. Ltd. (“Torii”) to initiate a global pivotal Phase 3 clinical trial of Verrica’s product, YCANTH®, for the treatment of common warts.

“We are extremely excited to begin our global Phase 3 program in common warts, which has the potential to transform our company by expanding YCANTH’s label to one of the most prevalent skin conditions,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. Dr. Rieger continued, “This amendment reflects our extensive collaboration with Torii as we have together worked with regulatory authorities to optimize the clinical program across Japan and the United States, creating strategic, development and financial synergies for both companies. With no currently FDA approved prescription products available to address the approximately 22 million people in the U.S. impacted by common warts, we believe that expanding YCANTH’s label to include this indication would provide millions of patients with a new treatment option in this multi-billion dollar market. As part of the amended agreement, Verrica has now finalized a path to receive up to $18 million in new, non-dilutive capital in 2025, including an accelerated $8 million milestone payment from Torii to be paid in July 2025 and, if Torii obtains approval for molluscum contagiosum in Japan, which we expect to occur as early as the end of 2025, an additional milestone payment of $10 million in cash. Importantly, Verrica will also maintain its ownership of global rights to YCANTH for all indications in all territories outside of Japan.”

Dr. Rieger continued, “Verrica is proud to embark on this clinical program with Torii, who continues to be an outstanding and supportive development partner. We also appreciate the continued support from OrbiMed, our lending partner, who has been of great assistance throughout the restructuring of our company and the implementation of our new commercial strategy for YCANTH. As a result of our continued execution of our strategy, we recently secured an amendment to our Credit Agreement with OrbiMed whereby the requirement that there be no ‘going concern’ qualification to our financial statements was waived for the remainder of 2025.”

Dr. Rieger added, “As we enter the second half of 2025, the added flexibility and non-dilutive cash resources from the amended agreements with Torii and OrbiMed place us in a far stronger position to continue executing on our YCANTH commercial strategy and moving forward with our label expansion efforts. We remain focused on driving demand for YCANTH as the only FDA approved and commercially available therapy for the treatment of molluscum contagiosum, and we look forward to providing an update on YCANTH dispensed applicator unit growth in July.”

Amendments to YCANTH Collaboration and License Agreement with Torii

•

Torii has agreed to accelerate the $8 million milestone payment to Verrica for initiating the global Phase 3 program to be triggered now, rather than waiting until the first patient is dosed in the trial, providing Verrica with a significant source of non-dilutive capital earlier than expected under the prior arrangement. Verrica expects to receive the $8 million cash payment from Torii in July 2025.

•

Torii has agreed to pay Verrica a $10 million milestone payment for the Japanese approval of YCANTH (TO-208 in Japan) for molluscum in cash, rather than as an offset to trial costs. The approval decision is expected to occur by the end of 2025.

•	Verrica expects to dose the first patient in the global Phase 3 program in the United States in the fourth quarter of 2025.

•

Torii will continue to split the costs of the global Phase 3 program with Verrica on a 50/50 basis and will pay the first $40 million of the trial costs, representing approximately 90% of the current trial budget. To repay its half of the trial costs, Verrica will offset amounts otherwise owed by Torii for future royalties, certain transfer price payments and remaining development milestones (not including the $8 million and $10 million milestone payments noted above).

•

Verrica will initiate a manufacturing transfer to Torii for YCANTH (TO-208) applicators to be sold in Japan, which is expected to take several years. In the interim, Verrica will continue to receive from Torii a transfer price for applicators manufactured by Verrica’s manufacturing partners. After the transfer of at least one component of the manufacturing process, Verrica will begin receiving royalties related to net sales in Japan of applicators manufactured by Torii and/or its manufacturing partners.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH® is the first and only commercially available product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH® was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH® was a safe and effective therapeutic for the treatment of molluscum. Approximately 225 million lives are eligible to receive YCANTH® covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only commercially available treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

About Dispensed Applicator Units

Dispensed applicator units represent applicators (a) shipped to healthcare professionals from Verrica’s contracted pharmacy partners for fulfillment, (b) sold by Verrica’s distribution partners to independent and regional pharmacies, and (c) sold to physician offices, hospitals and other clinics on a buy and bill basis.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about the commercial opportunity for YCANTH, the expectations and timing related to potential milestone payments in 2025, the initiation of the global study of YCANTH for the treatment of common warts, the timing of the first patient dosed in the Phase 3 trial in the United States, the potential approval of YCANTH for the treatment of common warts in Japan, YCANTH’s dispensed applicator unit growth, the commercialization of YCANTH and the clinical development and benefits of Verrica’s product candidates, including YCANTH (VP-102) and VP-315. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Interim Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com